Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:

Investors:	Bernie Hertel 858-410-3101
Media:	Jeff Richardson 805-491-8313

Director Resigns from Inovio Biomedical’s Board

SAN DIEGO, February 6, 2009 — Inovio Biomedical Corporation (NYSE Alternext: INO), a leader in enabling the development of DNA vaccines using electroporation-based DNA delivery,  announced today that Chin-Cheong Chong has resigned from the Company’s board of directors.

“We appreciate Mr. Chong’s contribution to Inovio’s board of directors,” said Jim Heppell, Inovio’s Chairman.

About Inovio Biomedical Corporation

Inovio Biomedical is focused on developing DNA vaccines for cancers and infectious diseases using its novel method for DNA delivery — electroporation — which uses brief, controlled electrical pulses to increase cellular uptake of useful biopharmaceuticals. Initial human data has shown that Inovio’s electroporation-based DNA delivery technology can significantly increase gene expression and immune responses from DNA vaccines. Immunotherapy partners include Merck, Wyeth, Vical, University of Southampton, Moffitt Cancer Center, the U.S. Army, National Cancer Institute, and International Aids Vaccine Initiative. Inovio’s technology is protected by an extensive patent portfolio covering in vivo electroporation. The company has entered into a definitive merger agreement with VGX Pharmaceuticals. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications and that results from one study may not necessarily be reflected or supported by the results of other similar studies. These factors also include issues involving patents and whether they or licenses to them will provide Inovio with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether Inovio can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, assessments of our technology by potential corporate or other partners or collaborators, and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2007, our 10-Q for the nine months ended September 30, 2008 and other regulatory filings from time to time. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proved accurate.